EXHIBIT 5.1





                                                                  July 30, 1996



Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, DC  20549


Gentlemen:

     As counsel for Del Global Technologies Corp., a New York corporation (the "Corporation"), we are familiar with the Certificate of Incorporation and By-laws of the Corporation and the corporate proceedings taken by the Corporation in connection with the preparation and filing of a Registration Statement on Form S-3 ("Registration Statement") covering a proposed registration and sale by certain holders of 48,410 Warrants ("Warrants") and 48,410 shares of the Corporation's common stock, $.10 par value per share (the "Common Stock"), underlying such Warrants ("Warrant Shares").

     Based upon the foregoing, we are of the opinion that:

          1.  The   Corporation  is  a  duly  organized  and  validly   existing
     corporation under the laws of the State of New York; and

          2. The Warrant Shares will be duly authorized and legally issued, and when the Warrants are exercised in accordance with their terms, as described in the Registration Statement, the Warrant Shares will be fully paid and non-assessable.

          A member of this firm beneficially owns shares of Common Stock and options to purchase additional shares of Common Stock.

          We hereby consent to the use of this opinion as an exhibit to the aforementioned Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement.

                                            Very truly yours,

                                            /s/TASHLIK, KREUTZER & GOLDWYN P.C.


                                      VII